WARRANT MODIFICATION AND
                              EXERCISE AGREEMENT


         WARRANT MODIFICATION AND EXERCISE AGREEMENT, dated as of May 10, 1996, by and among STRATASYS, INC., a Delaware corporation (the "Company"), VERTICAL FINANCIAL INC., a British Virgin Islands corporation ("Vertical"), ROBB MATZNER ("Matzner"), NATHAN LOW ("Low"), FLOY L. SHAEFFER ("Shaeffer"), DONALD HEIMSTAEDT ("Heimstaedt"), and SUNRISE SECURITIES CORP., a New York corporation ("Sunrise").

                                R E C I T A L S

         Vertical, Matzner, Low, Shaeffer, and Heimstaedt (collectively, the "Warrant Holders", and individually, a "Warrant Holder") own warrants (collectively, the "Warrants" and individually, a "Warrant") to purchase the number of shares of the Company's Common Stock, $.01 par value ("Common Stock"), at the exercise price (the "Exercise Price") set forth below next to his name:

         Warrant Holder                       Shares          Price
         --------------                       ------          -----
         Vertical                             137,500         $3.00
         Matzner                               40,000         $3.00
         Low                                   50,000         $3.00
         Low                                  150,000         $8.00
         Shaeffer                              20,000         $3.00
         Heimstaedt                             2,500         $3.00

         The Warrants were originally issued to Vertical on October 28, 1994, were transferred to the other Warrant Holders directly or indirectly by Vertical, and may only be exercised prior to October 28, 1996, with the consent of M.H. Meyerson & Co. Inc. ("Meyerson"). In connection with the transfer to Low by Vertical and Matzner of Warrants to purchase 150,000 shares of Common Stock at $8.00 per share, under a Pledge Agreement of even date herewith (the "Subordinate Pledge Agreement"), Low granted a security interest to Matzner in 72,917 shares of Common Stock to be acquired by Low under such Warrants and granted a security interest to Vertical in 102,083 shares of Common Stock to be acquired by Low under such Warrants. The Company acknowledges that it is in receipt of a copy of the Subordinate Pledge Agreement executed by Low and that the shares of Common Stock to be pledged to the Company as contemplated by this Agreement have also been pledged to Vertical and Matzner pursuant to the Subordinate Pledge Agreement. Low, Matzner, and Vertical have agreed that, subject to the terms of this Agreement, Low will deposit the certificates representing all shares of Common Stock pledged to Vertical and Matzner, but not pledged to the Company (the "Escrow Shares"), with Bachner, Talley, Polevoy & Misher, LLP, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement of even date herewith (the "Escrow Agreement").







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         Subject to the terms and conditions of this Agreement, each of the
Warrant Holders has notified the Company that he intends to exercise his Warrant in full and to purchase all shares of Common Stock issuable upon exercise of such Warrant (such shares being referred to herein as the "Warrant Shares") and to pay the Exercise Price for such Warrant Shares as provided in the Warrant as modified by this Agreement. The Company has agreed to accept payment of the Exercise Price as provided in the Warrants as modified by this Agreement and to issue certificates representing the Warrant Shares to the Warrant Holders.

         Concurrently with their exercise of the Warrants, the Warrant Holders have demanded that the Company file a registration statement with the United States Securities and Exchange Commission (the "SEC") with respect to the Warrant Shares as provided under the terms of the Warrants (the "Registration Statement"), and the Company has agreed to file the Registration Statement subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Exercise of the Warrants and Payment of the Exercise Price.

         (a) The Company hereby acknowledges receipt of each Warrant Holder's notice of exercise of his Warrant and agrees to issue to such Warrant Holder certificates representing his Warrant Shares registered in his name at a closing (the "Closing"), which shall occur at the offices of Snow Becker Krauss P.C., 25th Floor, 605 Third Avenue, New York, New York 10158, at 10:00 a.m. on May 10, 1996 (the "Closing Date"), or at such other time, date and place as the parties hereto may agree. Each certificate so issued shall bear the legend referred to in Section 11 of the Warrants until the Registration Statement is declared effective, at which time unlegended certificates shall be issued pursuant to Section 4(c).

         (b) Anything in the Warrants to the contrary notwithstanding, each Warrant Holder shall pay the Exercise Price by payment (x) at the Closing of an amount equal to $.01 multiplied by the number of Warrant Shares issued to such Warrant Holder (the "Warrant Shares' Par Value") and (y) of the balance of the Exercise Price (the "Deferred Exercise Price") one year after the Closing Date. Anything in the preceding sentence to the contrary notwithstanding, each Warrant Holder shall prepay the Deferred Exercise Price on the earlier of (i) four business days after the sale of any of the Warrant Shares, such prepayment to be (x) made in full if the net proceeds of such sale ("Net Proceeds") exceed the outstanding balance of and accrued interest on the Deferred Exercise Price and (y) equal to the Net Proceeds if the Net Proceeds are less than the then outstanding principal balance of and accrued interest on the Deferred Exercise Price, or (ii) 60 days after the Registration Statement is declared effective by the Securities and Exchange Commission. If a Warrant Holder does not pay the Deferred Exercise Price in full within 90 days after the Closing Date, then the unpaid balance thereof shall bear interest at the prime rate of interest in effect from day to day as published in the Wall Street Journal.

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         (C) Each of the Warrant Holders acknowledges and agrees that (I) the
Exercise Price of his Warrants is the Exercise Price as set forth therein without any adjustments as provided in Section 5 thereof or otherwise and (ii) upon delivery of the Warrants and issuance of the Warrant Shares at the Closing, such Warrants shall be canceled and shall be of no further force or effect.

         2.  The Closing.

         (a) At the Closing, each of the Warrant Holders shall deliver to the Company the following documents, instruments and agreements (the "Closing Documents"):

                  (i)   such Warrant Holder's original Warrant;

                  (ii) the consent of Meyerson to the exercise by such Warrant Holder of his Warrants;

                  (iii) a good check of such Warrant Holder or a bank check payable to the Company in payment of the Warrant Shares' Par Value of the Warrant Shares purchased by such Warrant Holder;

                  (iv) a Promissory Note, substantially in the form of Exhibit A hereto (the "Promissory Note"), executed by such Warrant Holder, in the principal amount of the Deferred Exercise Price of the Warrant Shares purchased by such Warrant Holder;

                  (v) a Pledge Agreement, substantially in the form of Exhibit B hereto (the "Pledge Agreement"), executed by such Warrant Holder, with respect to one-half of his Warrant Shares;

                  (vi) in connection with the Pledge Agreement, one or more certificates representing one-half of the Warrant Shares issued to such Warrant Holder upon exercise of his Warrant, together with one or more Stock Powers executed in blank by such Warrant Holder with his signature medallion guaranteed; and

                  (vii) such other documents, instruments and agreements as shall be reasonably requested by the Company or its counsel to effectuate fully the transactions contemplated by this Agreement.

         (b) At the Closing, the Company shall deliver to each Warrant Holder the following documents, instruments and agreements:

                  (i) two or more certificates representing the Warrant Shares registered in the name of such Warrant Holder in such denominations as the Warrant Holder shall designate, provided that the aggregate denominations of one or more of such certificates be equal to one-half of the Warrant Shares purchased by such Warrant Holder (it being the

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         intention of the parties that certificates representing one-half of the Warrant Shares be delivered to the Company pursuant to Section 2(a) (vi) above); and

                  (ii) such other documents, instruments and agreements as shall be reasonably requested by such Warrant Holder or his counsel to effectuate fully the transactions contemplated by this Agreement.

3.       Sunrise and Escrow Agent Obligations.

         (a) At the Closing, (i) all Warrant Holders except for Low shall deliver to Sunrise, for placement in such Warrant Holder's brokerage account with Sunrise, all certificates representing all Warrant Shares that were not pledged to the Company under the Pledge Agreement (all of such Warrant Holders' shares being referred to herein as the "Unencumbered Warrant Shares"), and (ii) Low shall deliver to the Escrow Agent, to hold and deliver in accordance with the Escrow Agreement, certificates representing the Escrow Shares. Sunrise shall retain the certificates representing the Unencumbered Shares and, upon receipt under Section 3 of the Escrow Agreement, certificates representing the Escrow shares in its possession and shall deliver such certificates only upon the sale of the Warrant Shares represented thereby or as otherwise permitted by this Agreement. The Escrow Agent shall retain the certificates representing the Escrow Shares in its possession and shall deliver such certificates only as provided in the Escrow Agreement.

         (b) Each Warrant Holder hereby designates Sunrise as its broker to hold, transfer or sell such Warrant Holder's Warrant Shares then being held by Sunrise at such time and in such manner as such Warrant Holder shall designate in writing pursuant to instructions given after the effective date of the Registration Statement. Sunrise shall receive a commission equal to six cents per share for each Warrant Share so sold (subject to adjustment for any stock split or recapitalization of the Company).

         (C) Until such time as the unpaid balance of principal of and interest, if any, on a Warrant Holder's Promissory Note plus all other amounts that may be payable by such Warrant Holder to the Company under this Agreement, the Promissory Note or the Pledge Agreement (collectively, a Warrant Holder's "Obligations") shall have been paid in full, Sunrise, as broker, shall collect the proceeds of any sale of such Warrant Holder's Warrant Shares then held by Sunrise. Upon the sale of any such Warrant Shares, each Warrant Holder hereby authorizes and directs Sunrise to pay, and Sunrise hereby agrees to pay, the proceeds, net of any commissions and expenses of sale (the "Net Proceeds of Sale"), first, to the Company up to an amount equal to the then unpaid Obligations (including, in the case of Vertical and Matzner, all unpaid amounts due under Section 4(b) hereof) by wire transfer of immediately available funds in such amount and to such account as the Company shall designate in writing, and, second, to the Warrant Holder, his personal representatives, successors or assigns, or otherwise pursuant to his written instructions of an amount equal to the balance of the Net Proceeds of Sale. In the event that instructions given by the Company conflict with those given by a Warrant Holder, Sunrise shall follow the instructions given by the Company. Sunrise shall have no liability for taking any action in

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accordance with any written instructions provided to it under the terms of this Agreement. If less than all of a Warrant Holder's Warrant Shares being held by Sunrise are sold, then Sunrise shall continue to retain in its possession the certificates representing such unsold Warrant Shares until otherwise directed by the Warrant Holder, but at least until December 31, 1996.

         (d) Upon payment in full of all Obligations of a Warrant Holder, the Company shall promptly deliver the Warrant Share certificates of such Warrant Holder then being held by it under the Pledge Agreement to the Warrant Holders, in accordance with such Warrant Holder's written instructions, or, in the case of Low, in accordance with the terms of the Escrow Agreement; provided, however, that if a delivery to a Warrant Holder other than Low occurs before December 31, 1996, such delivery shall be made to the Warrant Holder or its designee c/o Sunrise, and Sunrise shall continue to hold such certificates and any certificates representing such Warrant Holder's Unencumbered Warrant Shares until the earlier of the sale of the Warrant Shares represented thereby or December 31, 1996, at which time Sunrise shall deliver such certificates to such Warrant Holder or pursuant to his written instructions.

         4.  Registration of the Warrant Shares.

         (a) The Company hereby acknowledges receipt of the Warrant Holders' request for registration pursuant to Section 9 of the Warrants
("Registration") and agrees that, except as modified by the terms of this Agreement, the provisions of Section 9, including, without limitation, the obligations of Section 9(d), shall govern such Registration.

         (b) Anything in the Warrants to the contrary notwithstanding, (i) the Company shall use its best efforts to file the Registration Statement with the Securities and Exchange Commission (the "SEC") within ten days after the Closing Date, and (ii) Vertical and Matzner shall jointly and severally reimburse the Company for one-half of the aggregate fees and expenses incurred by the Company in connection with the negotiations, drafting and closing of this Agreement and the Registration up to a maximum aggregate payment by them of $7,500. The obligation of Vertical and Matzner to pay such fees and expenses shall be secured under the Pledge Agreement.

         (C) If the Registration Statement is declared effective by the SEC, then the Company shall cause new replacement certificates representing the Warrant Shares to be issued to the Warrant Holders without a restrictive legend upon receipt by the Company's transfer agent of the certificates issued at the Closing.

         (d) If the Registration Statement is not declared effective within 90 days after the Closing Date, then upon notice given not earlier than 90 days after the Closing Date and not later than 120 days after the Closing Date, each Warrant Holder shall have the right to exchange his Warrant Shares then outstanding for (i) his Promissory Note, which shall be canceled, and (ii) warrants to purchase a number of shares of Common Stock equal to the number of Warrant Shares so exchanged, such warrants having the same exercise price and other terms, conditions, rights and obligations as such Warrant Holder's original Warrants, including, without limitation, the

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registration rights provisions of Section 9(d). Such exchange shall occur not earlier than ten days and not later than 30 days after such notice has been given by such Warrant Holder. If, at the time that such notice is given, Sunrise or the Escrow Agent shall have possession of certificates representing any such Warrant Shares, Sunrise or the Escrow Agent shall deliver such certificates to the Warrant Holder or otherwise pursuant to his instructions.

         5. Representations and Warranties of the Warrant Holders.

         Each Warrant Holder hereby represents and warrants as to itself or himself that:

         (a) If such Warrant Holder is a corporation, it is duly organized, validly existing and in good standing under the laws of its state of organization.

         (b) Such Warrant Holder has the power to execute, deliver and perform this Agreement and the Closing Documents to which it or he is a party. Such Warrant Holder has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Closing Documents executed by it or him.

         (C) No consent or approval of any person other than Meyerson is or will be required in connection with the execution, delivery or performance by such Warrant Holder of this Agreement and its or his Closing Documents.

         (d) The execution and delivery by such Warrant Holder of this Agreement and the Closing Documents to which it or he is a party and the performance by it or him hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency or any certificate of incorporation or by-laws of a corporate Warrant Holder, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any material agreement, bond, note or indenture to which such Warrant Holder is a party or by which it or he is bound.

         (e) This Agreement and each of the Closing Documents to which such Warrant Holder is a party has been duly executed and delivered by such Warrant Holder and each constitutes the valid and legally binding obligation of such Warrant Holder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

         6. Representations and Warranties of the Company.

         The Company hereby represents and warrants that:


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         (a) It is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) It has the power to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (C) No consent or approval of any person other than Meyerson is or will be required in connection with the execution, delivery or performance by it of this Agreement.

         (d) The execution and delivery by it of this Agreement and the performance by it hereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency or its certificate of incorporation or by-laws, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any material agreement, bond, note or indenture to which it is a party or by which it is bound.

         (e) This Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

         7. Miscellaneous.

         (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

         (b) This Agreement and the Schedules and Exhibits attached hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. No party is entitled to rely on any representation or warranty of the other not made in this Agreement or the Schedules or Exhibits hereto. This Agreement may be amended only by a written instrument duly executed by the parties.

         (C) The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) All notices, claims certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

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         If to the Company:           Stratasys, Inc.
                                      14950 Martin Drive
                                      Eden Prairie, Minnesota  55344
                                      Attn:  Chairman

         With a copy to:              Snow Becker Krauss P.C.
                                      605 Third Avenue
                                      New York, NY  10158-0125
                                      Attn:  Eric Honick, Esq.

         If to Vertical:              Vertical Financial Inc.
                                      c/o Orida Capital International, Ltd.
                                      221 East 61st Street
                                      New York, NY  10021

         If to Low:                   Nathan Low
                                      c/o Sunrise Financial Group
                                      135 East 57th Street, 11th Floor
                                      New York, NY  10022

         If to Matzner:               Robb Matzner
                                      157 East 74th Street
                                      New York, NY  10021

         With a copy to:              Baer Marks & Upham, LLP
                                      805 Third Avenue
                                      New York, NY  10022
                                      Attn:  David L. Mathus, Esq.

         If to Shaeffer:              Floy Lambertson Shaeffer
                                      119 Joan Drive
                                      Barrington, IL  60010

         If to Heimstaedt:            Donald Heimstaedt
                                      289 River Edge Drive
                                      Chatham, NJ  07928

         If to Sunrise:               Sunrise Securities, Inc.
                                      135 East 57th Street, 11th Floor
                                      New York, NY  10022

or such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above.

         (e) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

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         (f) This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         STRATASYS, INC.


                                         By:     /s/ S. Scott Crump
                                                 -----------------------------
                                                  S. Scott Crump, President

                                         VERTICAL FINANCIAL INC.


                                         By:     /s/ Jacob Agam
                                                 -----------------------------
                                                 Jacob Agam, President


                                                 /s/ Nathan Low
                                                 -----------------------------
                                                 Nathan Low


                                                 /s/ Robb Matzner
                                                 -----------------------------
                                                 Robb Matzner


                                                 /s/ Floy L Shaeffer
                                                 -----------------------------
                                                 Floy L. Shaeffer


                                                 /s/ Donald Heimstaedt
                                                 -----------------------------
                                                 Donald Heimstaedt


                                         SUNRISE SECURITIES CORP.


                                         By:     /s/ Nathan Low
                                                 -----------------------------
                                                 Nathan Low, President





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                          ESCROW AGENT ACKNOWLEDGMENT

         The undersigned, acting as Escrow Agent pursuant to an Escrow Agreement dated as of May 10, 1996, by and among Nathan Low, Sunrise Securities Corp., Vertical Financial Inc., Robb Matzner and Stratasys, Inc., hereby acknowledges its obligations as Escrow Agent under the foregoing Warrant Modification and Exercise Agreement and agrees to be bound by such obligations.

                                        BACHNER, TALLEY, POLEVOY &
                                            MISHER, LLP


                               By: /s/ Bachner, Talley, Polevoy & Misher, LLP
                                  -------------------------------------------




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